EXHIBIT 10.63

SPIRIT BEAR LIMITED

1470 First Avenue New York,
New York 10075

November 4, 2016

Mr. Timothy Hassett, CEO
Cool Technologies, Inc.

8875 Hidden River Parkway – Suite 300
Tampa, FL 33637

Re:	Spirit Bear and Lorenzo Warrants and S-1

Dear Tim:

This letter shall serve to confirm that Cool Technologies, Inc., and Spirit Bear Limited agree as follows:

1.	Cool Technologies, Inc. confirms that the terms of the February 2016 Waiver of Performance and Second Amendment to Settlement Agreement between Cool Tech and Spirit Bear that (1) extends the expiration date of the six million (6,000,000) warrants owned by Spirit Bear and by Leonora Lorenzo (the “SBL Warrants”) from January 29, 2017, until January 29, 2020, and (2) reduces the strike price of the SBL Warrants from .25/share to .10/share, will remain in effect even if the Bailey Kennedy matter, as provided for in the February 15, 2016, Conditions Agreement, shall not be resolved until after January 29, 2017.

2.	Spirit Bear Limited agrees that, having received a Unanimous Written Consent confirming the above, signed by all the directors of Cool Technologies, Inc., it consents to the withdrawal of the S-1 currently pending before the United States Securities Exchange Commission pertaining to the proposed registration of common shares underlying preferred shares owned by Spirit Bear Limited and of common shares underlying warrants owned by Spirit Bear Limited and by Leonora Lorenzo.

Sincerely, SPIRIT BEAR LIMITED

By:	/s/ Jay Palmer
Name:	Jay A. Palmer
its:	President

AFFIRMED AND AGREED TO: COOL TECHNOLOGIES, INC.

By:	/s/ Timothy Hassett
Name:	Timothy Hassett
its:	CEO